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                                                                    EXHIBIT (70)

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                            STOCK PURCHASE AGREEMENT

                            Dated as of July 15, 1997

                                     between

                              BELLSOUTH CORPORATION

                                       and

                                 ITT CORPORATION


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                         STOCK PURCHASE AGREEMENT dated as of July 15, 1997,
                    between BELLSOUTH CORPORATION, a Georgia corporation, ("Seller"), and ITT CORPORATION, a Nevada corporation ("Buyer").


               Buyer desires to purchase from Seller's subsidiary, L. M. Berry and Company, a Georgia corporation ("Berry"), and Seller desires to cause Berry to sell to Buyer, 3,000 shares of Voting Common Stock, par value $100 per share, and two shares of Non-Voting Common Stock, par value $100 per share (collectively, the "Shares"), of ITT World Directories Inc., a Delaware corporation (the "Company").

               Accordingly, Seller and Buyer hereby agree as follows:

          1. Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver, or cause to be sold, transferred and delivered, to Buyer, and Buyer shall purchase from Seller, the Shares for a purchase price of $254,000,000, payable as set forth below in Section 2.

          2. Closing. The closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York, at a time specified by the parties hereto on the date hereof (the "Closing Date"). At the Closing, (i) Buyer shall deliver to Seller, by wire transfer to a bank account designated in writing by Seller, next day funds in an amount equal to $254,000,000 and (ii) Seller shall deliver, or cause to be delivered, to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed or such other documentation acceptable to Buyer, in its sole discretion, evidencing Seller's ownership of the Shares as of the Closing and attached hereto as Exhibit A.

          3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

          (a) Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller has all requisite corporate power and authority to enter into this Agreement, to perform its
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obligations hereunder and to consummate the transactions contemplated hereby.
All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          (b) The Shares. Seller, directly or through one or more wholly owned subsidiaries, has good and valid title to the Shares, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, or such other documentation acceptable to Buyer pursuant to Section 2 and upon Seller's receipt of the Purchase Price, good and valid title to the Shares will pass to Buyer, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind, other than those arising from acts of Buyer or its affiliates. Other than this Agreement and the Confidentiality Agreement (as defined in Section 15), immediately following consummation of the transactions contemplated hereby, the Shares will not be subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares, other than any voting trust agreement or contract, agreement, arrangement, commitment or understanding entered into by Buyer or its affiliates.

          (c) Disclosure Matters. Except as disclosed pursuant to Section 4, Seller understands that, prior to the Closing, Buyer has not disclosed to Seller all of Buyer's plans, arrangements and/or options with respect to the Company and Buyer's ownership of the Company, including any plans to enhance the value of the Company to the stockholders of Buyer. Seller acknowledges that it is entering into this Agreement with the understanding that Buyer has not disclosed to Seller certain material facts relating to its plans for the Company and Buyer's ownership of the Company.
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          4. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

          (a) Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          (b) Financial Statements. Schedule 4(b) sets forth (i) the "Unaudited Interim Financial Statements" of the Company as of June 30, 1997 consisting of the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 1997 and the unaudited consolidated statement of income of the Company and its consolidated subsidiaries for the six months ended June 30, 1997, and (ii) the "Audited Financial Statements" of the Company as of December 31, 1996 and 1995 consisting of the audited consolidated balance sheets of the Company and its consolidated subsidiaries as of December 31, 1996 and 1995 and the audited consolidated statements of income and cash flows of the Company and its consolidated subsidiaries for the years then ended, together with the notes to such financial statements. The Unaudited Interim Financial Statements and the Audited Financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied and on that basis fairly present the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated, except that the Unaudited Interim Financial Statements (x) omit the statement of cash flows and footnote disclosures required by GAAP and (y) are subject to normal, recurring year-end closing and audit adjustments.

          (c) Third-Party Sale. As of the Closing, Buyer has no agreement to effect a Sale (as defined in Section 5) to an unaffiliated third party that would trigger the payment of Additional Consideration by Buyer to Seller pursuant to Section 5.
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          (d) Securities Act. The Shares purchased by Buyer pursuant to this
Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any registration requirements of the Securities Act of 1933.

          (e) Dividend Payment. The dividend paid on July 11, 1997 by the Company was paid out of accumulated or current year "earnings and profits" (as such term is defined for purposes of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder) of the Company. The funds for the payment of such dividend were derived from the assets or third-party borrowings under existing credit lines of the Company or its subsidiaries.

          5. Additional Consideration. If prior to the second anniversary of the Closing Date, Buyer consummates a Sale (as defined below), or enters into any agreement to consummate a Sale, to an unaffiliated third party for aggregate consideration resulting in an imputed enterprise value for the Company in excess of $1,325,000,000, then Seller shall have a right to receive from Buyer an amount equal to the product of (a) 0.20, multiplied by (b) the amount by which the imputed enterprise value for the Company exceeds $1,325,000,000 (such amount, the "Additional Consideration"); provided, however, that if Buyer consummates such a Sale, or enters into any agreement to consummate such a Sale, within 30 days prior to or at any time following announcement of a spinoff or splitup of or by the Company or Buyer, then no Additional Consideration shall be paid unless the Sale is a sale of 50% or more of the capital stock or assets of the Company or a merger, share exchange or consolidation of the Company with an unaffiliated third party in which the Company or Buyer, after giving effect to such merger or consolidation, does not own more than 50% of the surviving corporation. A "Sale" means a transaction, or a series of related transactions, resulting in a sale, transfer or other disposition of 20% or more of the capital stock of the Company, a sale of all or substantially all of the assets of the Company or a merger, share exchange or consolidation of the Company (but, in each case, not including a spinoff or a splitup of or by the Company or Buyer, a recapitalization in connection with a spinoff or splitup of or by the Company or Buyer, a special dividend to stockholders of the Company or Buyer or a pledge of capital stock of the Company). The amount of any Additional Consideration shall be paid to Seller within three days following the closing of such
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transaction by wire transfer of immediately available funds to a bank account designated in writing by Seller.

          6. Waiver and Release; Termination; Indemnity. (a) Seller's Waiver and Release. Effective as of the Closing, Seller hereby unconditionally and irrevocably forever releases and discharges Buyer, the Company, each of their respective current and former subsidiaries and affiliates and each of their respective past and present stockholders, representatives, employees, officers, directors, attorneys, advisors, and their successors and assigns (the "Buyer's Released Persons") from, and forever waives, any and all claims, demands, actions, complaints, suits, causes of action, damages, contracts, agreements, covenants, controversies, promises and other liabilities whatsoever (individually, a "Claim" and, collectively, "Claims"), whether known or unknown, in law or equity, which Seller now has, has ever had or hereafter can, shall or may have, claim or assert against any of Buyer's Released Persons arising out of, related to or otherwise in connection with Seller's direct or indirect ownership of the Shares, any interest or expectation of Seller with respect to the Company or the Shares and any matter contemplated by Section 3(c), in each case, except (i) for Seller's right to any Additional Consideration pursuant to
Section 5, (ii) in the event of (x) any breach by Buyer of any of the representations and warranties or covenants made by it under this Agreement or the Confidentiality Agreement (as defined in Section 15) or (y) any fraud on the part of Buyer or any of its affiliates (it being understood that Buyer's not having disclosed to Seller all of Buyer's plans, arrangements and/or options with respect to the Company and Buyer's ownership of the Company shall not be deemed to constitute fraud) or (iii) for Seller's right to indemnity pursuant to
Section 6(d).

          (b) Buyer's Waiver and Release. Effective as of the Closing, Buyer hereby unconditionally and irrevocably forever releases and discharges Seller, and its current and former subsidiaries and affiliates and its past and present stockholders, representatives, employees, officers, directors, attorneys, advisors, and their successors and assigns (the "Seller's Released Persons") from, and forever waives, any and all Claims, whether known or unknown, in law or equity, which Buyer now has, has ever had or hereafter can, shall or may have, claim or assert against any of Seller's Released Persons arising out of, related to or otherwise in connection with Seller's direct or indirect ownership of the Shares, except in the event of (x) any breach by Seller or any of the representations and
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warranties or covenants made by it under this Agreement or the Confidentiality
Agreement (as defined in Section 15) or (y) any fraud on the part of Seller or any of its affiliates.

          (c) Termination. As of the Closing, all agreements or arrangements between Seller and its affiliates, on the one hand, and Buyer and its affiliates, on the other hand, other than the Confidentiality Agreement (as defined in Section 15) and the employee arrangement described in Section 7, shall be deemed to be terminated; provided, however, that any representations and warranties made by Seller to Buyer or by Buyer to Seller under such terminated agreements or arrangements shall survive such termination and shall continue in full force and effect (subject to the terms of such provisions); and provided further, that, notwithstanding the foregoing, the Buyer shall, immediately prior to the Closing (other than with respect to the payment of advisory fees as described below), make any payments owed, or satisfy any other obligations incurred, by it or any of its affiliates to Seller or any of its affiliates under any such agreements or arrangements through the Closing Date. The Buyer agrees to pay the advisory fees owed to Seller for the period commencing on July 1, 1997 and ending on July 15, 1997 within 30 days of the Closing Date.

          (d) Indemnity. If the sale of Shares contemplated by this Agreement is rescinded or otherwise invalidated (in whole or in part) for any reason relating to Buyer or its affiliates (including with respect to their financial condition or otherwise), then, in addition to any other remedies that may be available to Seller, Buyer will indemnify and hold harmless Seller and its affiliates, and their respective officers and directors, from and against any and all losses, liabilities, claims, costs and expenses (including, without limitation, reasonable attorney's fees and expenses) (collectively, "Losses") incurred in connection therewith. In addition, Buyer will indemnify and hold harmless Seller and its affiliates, and their respective officers and directors, from and against any Losses incurred in connection with any claim, litigation or proceeding by Hilton Hotels Corporation or its affiliates, or their respective stockholders, debtholders or affiliates, arising directly or indirectly out of, or related to or otherwise in connection with, this Agreement or the transactions contemplated hereby or Seller's direct or indirect ownership of the Shares.
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          7. Loaned Employees. As of the Closing, the employees of Seller or its affiliates currently loaned to the Company to perform various agreed-upon activities on its behalf shall continue in such capacity in a manner consistent in all material respects with past practice; provided, however, that, to the extent Seller may request the return of such employees under the existing arrangements in respect thereof after the Closing Date, (i) Seller shall pay the reasonable relocation costs of such employees unless (x) such request is made within 30 days after the Closing Date or (y) the term of the existing arrangements in respect of such employees expires, in which case Buyer shall pay such reasonable relocation costs, and (ii) Seller shall provide Buyer with six months prior written notice of any such request of the return of such employees. Seller agrees to use its reasonable efforts to effect a smooth transition in the event of such a return of such employees. Notwithstanding the foregoing, in the event Buyer terminates such arrangement or such employees resign their respective positions for good and valid reason, Buyer agrees to pay any reasonable relocation costs of such employees.

          8. Resignations. As of the Closing, Seller shall cause to be delivered to Buyer duly signed resignations (from the applicable board of directors), effective immediately after the Closing, of all directors (whom Seller has the right to remove) of the Company and each subsidiary of the Company and shall take such other action as is necessary to accomplish the foregoing.

          9. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. The parties hereto agree that any New York State transfer taxes incurred as a result of the purchase of the Shares pursuant to the terms of this Agreement shall be paid by Buyer.

          10. Access to Information. Subject to applicable law and privileges, from and after the Closing Date, Buyer shall afford to Seller and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of the Company in respect of any periods prior to or including the Closing Date insofar as such access is reasonably required by Seller.
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          11. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

          12. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

          13. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three business days after mailing (one business day in the case of express mail or overnight courier service), as follows:

          (i)  if to Buyer,

               ITT Corporation
               1330 Avenue of the Americas
               New York, New York 10019-5490
               Telefax: (212) 258-1463

               Attention:  Patrick L. Donnelly, Esq.

     with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York 10019
               Telefax: (212) 474-3700

               Attention:  George W. Bilicic, Jr., Esq.
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          (ii) if to Seller,

               BellSouth Corporation
               1155 Peachtree Street, N.E.
               Atlanta, Georgia 30309
               Telefax: (404) 249-5901

               Attention: Kelly Romich, Esq.

     with a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, NY 10004
               Telefax: (212) 859-4000

               Attention: Gail Weinstein, Esq.


          14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          15. Entire Agreement. This Agreement and the confidentiality agreement dated February 19, 1997, between Seller and Buyer (the "Confidentiality Agreement"), contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement. The parties hereto acknowledge and agree that, notwithstanding the provisions of the Confidentiality Agreement, Seller shall be bound by the provisions of Section 6 of the Confidentiality Agreement for a period ending on the earlier of (i) February 19, 2000 and (ii) the day after the second anniversary of the date of effectiveness of a spinoff or splitup of or by the Company or Buyer.

          16. Fees. Seller hereby represents and warrants to Buyer that (a) the only broker or finder that has acted for it in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof is Bear Stearns & Co. and (b) Seller shall pay all fees or
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commissions which may be payable to such firm in connection with the purchase and sale of the Shares. Buyer hereby represents and warrants to Seller that (a) the only brokers or finders that have acted for it in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Goldman, Sachs & Co. and Lazard Freres & Co., LLC and (b) Buyer shall pay all fees or commissions which may be payable to such firms in connection with the purchase and sale of the Shares.

          17. References. References to any Section or Schedule are references to Sections or Schedules in this Agreement unless otherwise specified; and the term "including" means "including without limitation".
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          18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.


          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                        BELLSOUTH CORPORATION,

                                        by   /s/ Keith O. Cowan
                                             -----------------------------------
                                             Name:  Keith O. Cowan
                                             Title: Vice President-
                                                    Corporate Development


                                        ITT CORPORATION,

                                        by   /s/ Mark Thomas
                                             -----------------------------------
                                             Name:  Mark Thomas
                                             Title: Senior Vice President
                                                    and Director of
                                                    Corporate Development